Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)

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                                                                                         First Quarter Ended
(In thousands, except per share amounts)                                         June 17, 2000       June 19, 1999
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Earnings per share - basic
  Income available to common shareholders.                                            $ 69,965              $ 66,721

  Weighted average shares outstanding                                                  131,987               119,631
  Earnings per share - basic                                                              $.53                  $.56


Earnings per share - diluted
  Income available to common shareholders                                             $ 69,965              $ 66,721

  Weighted average shares outstanding                                                  131,987               119,631
  Dilutive impact of options outstanding                                                 1,039                 1,138
  Weighted average shares and potential dilutive shares outstanding                    133,026               120,769
      Earnings per share - dilutive                                                       $.53                  $.55
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.